Exhibit 3.98

LIMITED LIABILITY COMPANY AGREEMENT

Of

CARS HOLDINGS, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (“Agreement”) is made effective as of the 3rd day of March, 2009, by Fidelity National Information Services, Inc., an Georgia corporation, as the sole member (“Member”) and shall be binding upon such other individuals and members as may be added pursuant to the terms of this Agreement.

1. Formation of the Company. By execution of this Agreement, Member ratifies and confirms the action of James D. Cuneo, Esquire, as its duly authorized agent in connection with the filing of a certificate of formation (the “Certificate”) with the Secretary of the State of the State of Delaware for the purpose of forming Cars Holdings, LLC (the “Company”), a limited liability company formed under the Delaware Limited Liability Company Act 6 Del. C. §§ 18-101 et seq. (“Act”).

2. Name of the Company. The name of the company to be stated in the Certificate and the limited liability company governed by this Agreement shall be “Cars Holdings, LLC” or such other name as the Member may from time to time hereafter designate.

3. Purpose. This Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

4. Registered Office; Registered Agent. The registered office of the Company in the State of Delaware is CT Corporation System, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

5. Units. Member’s interests in the Company (“Units”) shall for all purposes be personal property. No holder of Units shall have any interest in specific Company assets or property, including assets or property contributed to the Company by such member as a part of any capital contribution.

6. Capital Contributions by the Sole Member. In consideration of the issuance of one hundred (100) Units in the Company to Member, Member is contributing the sum of $100.00. Except for the foregoing consideration, Member shall not be obligated to make capital contributions to the Company and all Units issued to Member shall be nonassessable.

7. Distributions. Distributions shall be made at the times and in the aggregate amounts determined by the Member.

8. Management of the Company. Subject to the delegation of rights and powers provided for herein, management of the Company shall be vested exclusively in the Member, who shall have the sole right to manage the business of the Company and shall have all powers and rights necessary, appropriate or advisable to carry out the purposes and business of the Company and is authorized to execute any document on behalf of the Company in all cases consistent with this Agreement.

9. Officers. The officers of the Company shall be appointed by the Member and shall include a President, a Secretary, a Treasurer, and such other officers as the Member from time to time may deem proper. Unless the Member decides otherwise, all officers so designated shall each have such powers and duties as generally pertain to their respective corresponding offices in a corporation incorporated under the Delaware General Corporation Law. Such officers shall also have such powers and duties as from time to time may be conferred by the Member. The Member or the President may from time to time appoint such other officers (including one (1) or more Vice Presidents, Assistant Secretaries and Assistant Treasurers) and such agents, as may be necessary or desirable for the conduct of the business of the Company. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be prescribed by the Member or by the President, as the case may be. Any number of titles may be held by the same person. Each officer shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death, until he or she shall resign, or until he or she shall have been removed, either with or without cause, by Member whenever, in Member’s judgment, the best interests of the Company will be served thereby. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed by Member. Any delegation pursuant to this Paragraph 9 may be revoked at any time by Member. As of the date hereof, the following individual shall hold the following offices:

Name	Title
Lee A. Kennedy	President and CEO
Ron Cook	Executive Vice President, General Counsel and
Secretary
Michael L. Gravelle	Executive Vice President, Legal

10. Limitations on Authority. The authority of Member over the conduct of the affairs of the Company shall be subject only to such limitations as are expressly stated in this Agreement or in the Act.

11. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of Member, or (b) the entry of a decree of judicial dissolution under § 18-802 of the Act.

12. Transferability of Interests. Member may assign, in whole or in part, its Units on such terms as Member may determine, and the transferee of such Units shall be bound by the terms of this Agreement.

13. Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the consent of all of the members.

14. Consents. Any action that may be taken by Member at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by or on behalf of the Member holding sufficient Units to authorize or approve such action at such meeting.

15. Amendments. Except as otherwise provided in this Agreement, this Agreement may be amended only by Member.

16. Governing Law. This Agreement and shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together, shall constitute one and the same Agreement.

18. Tax Elections. The Member shall have the power to cause the Company to make all elections required or permitted to be made for tax purposes.

{Signature Page Follows}

IN WITNESS WHEREOF, the parties hereto have made this Agreement effective as of the date and year first above-written.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:	/s/ Lee A. Kennedy
Name:	Lee A. Kennedy
Title:	President and CEO

Signature Page to Limited Liability Company Agreement for Cars Holdings, LLC